Exhibit 99.1

WAUSAU PAPER ANNOUNCES THIRD-QUARTER

EARNINGS, RECORD SALES AND SHIPMENTS

MOSINEE, Wis…October 24, 2006… Wausau Paper (NYSE:WPP) today reported net earnings for the third quarter of $7.5 million or $0.15 per share, compared with a net loss of $9.0 million, or $0.18 per share, the year before.  Net sales increased 7 percent to $306.7 million while shipments increased 2 percent to 234,000 tons, both records for any quarter.

Third-quarter results included an after-tax gain of $4.1 million, or $0.08 per share, from the sale of timberlands and stock incentive charges of $0.5 million, or $0.01 per share.  Prior-year third-quarter results included after-tax charges of $13.6 million, or $0.26 per share, related to the closure of Printing & Writing’s sulfite pulp mill in Brokaw, Wisconsin; timberland sales gains of $0.7 million, or $0.01 per share; and stock incentive charges of $0.2 million.

“Our third-quarter performance represented our strongest quarterly earnings in two years,” said Thomas J. Howatt, president and CEO.  “Record revenues, strong timberland sales gains and continued progress with our strategic initiatives – attractive niche markets, product innovation, benchmark customer service and operational excellence – drove much of the improvement in profitability.  Approximately 30 percent of revenues came from products developed in the last three years, exceeding our corporate goal of 25 percent, while paper mill productivity improved 2 percent.”

For the first nine months, Wausau Paper reported net earnings of $9.8 million, or $0.19 per share, compared with a net loss of $9.7 million, or $0.19 per share, the year before.  In addition to after-tax timberland sales gains of $0.12 per share, results for the current year included stock incentive charges of $0.03 per share.  Year-ago nine-month results included sulfite pulp mill closure charges of $0.38 per share, timberland sales gains of $0.02 per share and stock incentive credits of $0.03 per share.

Printing & Writing reported third-quarter operating profits of $1.2 million, versus losses of $23.3 million last year, which included pre-tax pulp mill closure charges of $20.8 million.  Net sales and shipments increased 9 percent and 4 percent, respectively.  “The third quarter was Printing & Writing’s most profitable quarter in two years and represents substantial improvement from first- and second-quarter operating losses of $7.1 million and $3.1 million, respectively,” Mr. Howatt said.  “This sequential improvement reflected selling price increases, product mix gains and operational efficiency improvements.  We are pleased with our progress in recent quarters and remain committed to achieving acceptable levels of profitability by leveraging our strong brands and superior service platform in new niche markets as well as continuing to strengthen existing relationships.”

Specialty Products reported third-quarter operating profits of $0.1 million compared with $3.3 million last year.  Net sales increased 3 percent while shipments declined 1 percent.  “A 4 percent gain in average selling price could only partially offset the impact of higher fiber and energy costs,” Mr. Howatt explained.  “Highly competitive market conditions have limited our ability to increase product selling prices and slowed growth of our higher-margin, value-added grades.  Even so, we remain confident in our ability to drive long-term profitability by pursuing new market opportunities, leveraging product innovation and improving operational efficiencies.”

Towel & Tissue’s third-quarter operating profits increased 7 percent to a record $11.5 million from $10.8 million last year.  Net sales and shipments were up 12 percent and 6 percent, respectively. “Selling price increases and mix improvement continue to drive record profitability,” Mr. Howatt stated.  “While away-from-home towel and tissue markets have grown 2 percent in 2006, our value-added product shipments have increased 15 percent, demonstrating the success of our niche market strategy.”

Mr. Howatt also noted that the company sold approximately 5,800 acres of timberland in the third quarter, a substantial increase from year-ago and second-quarter levels.  “We are pleased with the pace of timberland sales in the third quarter and expect that sales of the 34,000 acres remaining in our program will be completed within the next three years,” Mr. Howatt stated.  Also during the third quarter the company repurchased 160,000 shares of common stock, and has approximately 1.6 million shares remaining under a previous board authorization.

Commenting on the fourth-quarter outlook, Mr. Howatt said, “Energy prices have moderated while fiber prices are continuing to increase even as we enter the seasonally slower fourth quarter.  While underlying market conditions remain strong for our Towel & Tissue business, conditions remain less certain for Specialty Products and Printing & Writing.  With continuing cost pressures and seasonally weak demand influencing results, we expect fourth-quarter earnings to fall in the range of $0.10 per share to $0.12 per share, including after-tax timberland sales gains comparable to the $0.08 per share reported in the third quarter.”  In the 2005 fourth quarter, Wausau Paper reported a net loss of $0.19 per share, which included a charge of $0.10 per share related to the closure of the Brokaw pulp mill and a gain of $0.01 from the sale of timberlands.

Wausau Paper’s third-quarter conference call is scheduled for 11:00 a.m. (EDT) on Wednesday, October 25, and can be accessed through the company’s Web site at www.wausaupaper.com under “Investor Information.”  A replay of the webcast will be available at the same site through November 1.

Wausau Paper produces fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products.

Safe Harbor under the Private Securities Litigation Reform Act of 1995:  The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2005.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Wausau Paper

Interim Report – Quarter Ended September 30, 2006

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months		Nine Months
of Operations (unaudited)	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Net sales	$ 306,699	$ 285,624	$ 887,648	$ 828,656
Cost of sales	270,213	277,482	800,497	780,533
Gross profit	36,486	8,142	87,151	48,123
Selling & administrative expense	21,768	19,108	62,479	55,011
Restructuring	17	226	226	403
Operating profit (loss)	14,701	(11,192)	24,446	(7,291)
Interest expense	(2,904)	(2,718)	(8,496)	(8,055)
Other income, net	121	124	210	361
Earnings (loss) before income taxes and cumulative
effect of a change in accounting principle	11,918	(13,786)	16,160	(14,985)
Provision (credit) for income taxes	4,409	(4,794)	5,979	(5,238)
Earnings (loss) before cumulative effect
of a change in accounting principle	7,509	(8,992)	10,181	(9,747)
Cumulative effect of a change in accounting
principle (net of income taxes)	0	0	(427)	0
Net earnings (loss)	$ 7,509	$ (8,992)	$ 9,754	$ (9,747)

Earnings (loss) per share before cumulative
effect of a change in accounting principle
(basic and diluted)	$ 0.15	$ (0.18)	$ 0.20	$ (0.19)
Cumulative effect of a change in accounting
principle (net of income taxes)	0	0	(0.01)	0
Net earnings (loss) per share (basic and diluted)	$ 0.15	$ (0.18)	$ 0.19	$ (0.19)
Weighted average shares outstanding – basic	50,889	51,369	50,990	51,548
Weighted average shares outstanding – diluted	51,162	51,369	51,282	51,548

Condensed Consolidated Balance Sheets (Note 1)	September 30,	December 31,
	2006	2005
Current assets	$ 293,347	$ 279,684
Property, plant and equipment, net	474,550	494,228
Other assets	50,810	46,601
Total Assets	$ 818,707	$ 820,513

Current liabilities	$ 155,888	$ 148,965
Long-term debt	160,517	161,011
Other liabilities	194,343	200,318
Stockholders’ equity	307,959	310,219
Total Liabilities and Stockholders’ Equity	$ 818,707	$ 820,513

Condensed Consolidated Statements of Cash Flow (unaudited)	Nine Months
	Ended September 30,
	2006	2005
Net cash provided by operating activities	$ 17,080	$ 3,708

Cash flows from investing activities:
Capital expenditures	(17,387)	(26,606)
Proceeds from property, plant and equipment disposals	10,562	1,490
Net cash used in investing activities	(6,825)	(25,116)

Cash flows from financing activities:
Payments under capital lease obligation and note payable	(162)	(76)
Dividends paid	(13,017)	(13,162)
Proceeds from stock option exercises	1,437	0
Excess tax benefits related to stock incentive plans	99	0
Payments for purchase of company stock	(5,258)	(4,983)
Cash used in financing activities	(16,901)	(18,221)

Net decrease in cash & cash equivalents	$ (6,646)	$ (39,629)

Note 1.  Balance sheet amounts at September 30, 2006, are unaudited.  The December 31, 2005, amounts are derived from audited financial statements.

Note 2.  Effective January 1, 2006, Wausau Paper adopted Statement of Financial Accounting Standard No. 123 (revised 2004), "Share-Based Payment."  This accounting standard requires compensation cost relating to share-based payment transactions be recognized in the financial statements.  We elected the modified prospective transition method to implement this new standard.  Share-based payment awards that are settled in cash continue to be classified as a liability; however, rather than remeasuring the award at the intrinsic-value each reporting period, the award is remeasured at its fair value each reporting period.  The difference between the liability as previously computed (i.e., intrinsic value) and the fair value of the liability award on the date of adoption, net of any related tax effects, is recorded as a cumulative effect of a change in accounting principle.

Note 3.  In July 2005, Wausau Paper announced plans to permanently close the sulfite pulp mill at our Brokaw, Wisconsin, facility.  The pulp mill was closed in November 2005 and the related long-lived assets were abandoned.  No closure-related charges impacting cost of sales were incurred during the three-month period ended September 30, 2006.  The cost of sales for the three-month period ended September 30, 2005, as reflected in the Condensed Statements of Operations, includes a pre-tax charge of $20.6 million for adjustments of pulp mill inventory to net realizable value and accelerated depreciation on assets that were abandoned upon closure.  The cost of sales for the nine-month period ended September 30, 2006 and 2005, include $0.1 million and $29.9 million, respectively, in pre-tax charges for adjustments of pulp mill inventory to net realizable value and, in 2005, accelerated depreciation on the long-lived assets that were abandoned upon closure.  Restructuring expense for the three-month period ended September 30, 2006 and 2005, reflects a pre-tax charge of $0.01 million and $0.2 million, respectively, for other associated closure costs.  Restructuring expense for the nine-month period end September 30, 2006 and 2005, reflects a pre-tax charge of $0.2 million and $0.4 million, respectively, for other associated closure costs.

Note 4.  Interim Segment Information

Wausau Paper has reclassified certain prior-year interim segment information to conform to the 2006 presentation.  The reclassification is the result of a reporting change, effective January 1, 2006, for timberland assets held for sale and gains from the disposal of such assets from operating segments to corporate.

Wausau Paper's operations are classified into three principal reportable segments: Specialty Products, Printing & Writing, and Towel & Tissue, each providing different products.  Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.

Specialty Products produces specialty papers at its manufacturing facilities in Rhinelander, Wisconsin; Mosinee, Wisconsin; and Jay, Maine.  Specialty Products also includes two converting facilities that produce laminated roll wrap and related specialty finishing and packaging products. Printing & Writing produces a broad line of premium printing and writing grades at manufacturing facilities in Brokaw, Wisconsin; Groveton, New Hampshire; and Brainerd, Minnesota.  Printing & Writing also includes a converting facility that converts printing and writing grades. Towel & Tissue produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the "away-from-home" market. Towel & Tissue operates a paper mill in Middletown, Ohio and a converting facility in Harrodsburg, Kentucky.

Sales, operating profit, and asset information by segment is as follows:

(in thousands, except ton data)	September 30,	December 31,
	2006	2005
Segment assets (Note 1)
Specialty Products	$ 331,109	$ 333,482
Printing & Writing	255,201	254,528
Towel & Tissue	185,167	175,134
Corporate & Unallocated*	47,230	57,369
	$ 818,707	$ 820,513

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Net sales external customers (unaudited)
Specialty Products	$119,030	$115,461	$352,459	$347,806
Printing & Writing	109,580	100,549	320,931	288,399
Towel & Tissue	78,089	69,614	214,258	192,451
	$306,699	$285,624	$887,648	$828,656

Operating profit (loss) (unaudited)
Specialty Products	$ 96	$ 3,284	$ 3,705	$ 11,081
Printing & Writing	1,230	(23,276)	(8,927)	(41,134)
Towel & Tissue	11,494	10,776	31,717	28,582
Corporate & Eliminations	1,881	(1,976)	(2,049)	(5,820)
	$ 14,701	$(11,192)	$ 24,446	$ (7,291)

Depreciation, depletion and amortization (unaudited)
Specialty Products	$ 5,656	$ 6,164	$ 17,395	$ 18,581
Printing & Writing	3,089	24,752	9,275	36,176
Towel & Tissue	5,418	4,939	15,783	14,619
Corporate & Unallocated	306	296	920	867
	$ 14,469	$ 36,151	$ 43,373	$ 70,243

Tons sold (unaudited)
Specialty Products	100,548	101,385	297,555	306,577
Printing & Writing	87,339	84,194	264,281	244,765
Towel & Tissue	45,656	43,196	127,919	120,749
	233,543	228,775	689,755	672,091

*Segment assets do not include intersegment accounts receivable, cash, deferred tax assets and certain other assets which are not identifiable with the segments.